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                                                                    Exhibit 23.2

                          [Price Waterhouse LLP Letterhead]

                      CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of United
Asset Management Corporation of our report dated August 29, 1996, which is included as Item 7(b)(5) in United Asset Management Corporation's Current Report on Form 8-K, dated September 3, 1996. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears on Page F-1 of United Asset Management Corporation's Annual Report on Form 10-K for the year ended December 31, 1995. We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ Price Waterhouse LLP

Price Waterhouse LLP

September 4, 1996